Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

            Lakeland Industries Q3 FY 2006 Net Income Increases 10.3%

RONKONKOMA, NY - December 12, 2005 -- Lakeland Industries, Inc. (NASDAQ: LAKE), today announced that net income increased $0.12 million, or 10.3%, to $1.31 million for the three months ended October 31, 2005 from $1.19 million for the three months ended October 31, 2004. Lakeland is a leading manufacturer of industrial protective clothing for industry, municipalities, and healthcare and for first responders on the federal, state and local levels.

Net sales increased $.3 million, or 1.3%, to $22.7 million for the three months ended October 31, 2005 from $22.4 million for the three months ended October 31, 2004. Sales to multiple safety and mill supply distributors in the Gulf Coast areas of Texas, Louisiana, Mississippi and parts of Alabama were slow as hurricanes Katrina and Rita shut their operations down totally or partially during the months of September and into October. However, we expect these sales to return in the fourth quarter, and to perhaps accelerate with mold remediation and petro-chemical plant clean-ups and maintenance being performed using our disposable and fire retardant garments which are in many situations required to repair these types of hurricane damage.

Gross profit increased $.76 million, or 15.4%, to $5.7 million for the three months ended October 31, 2005 from $4.9 million for the three months ended October 31, 2004. Gross profit as a percentage of net sales increased to 25.0% for the three months ended October 31, 2005 from 22.0% for the three months ended October 31, 2004.

Operating profit increased 1.4% to $2.03 million for the three months ended October 31, 2005 from $2.00 million for the three months ended October 31, 2004.

Operating margins were 8.9% for the three months ended October 31, 2005 compared to 8.9% for the three months ended October 31, 2004. Lakeland's operating margins are at the highest levels in the Company's history, which were 8.0%, 6.5%, 5.6% and 4.8% in fiscal 2005, 2004, 2003 and 2002, respectively.

Despite rising raw material prices, we have been able to increase profits over last year due to garment pricing, controls on our SG&A expenses and international production planning.

During the second quarter ended July 31, 2004, the Company issued approximately
1.2 million new shares to the public that helped solidify its balance sheet, and additionally in April 2005 recorded a 10% stock dividend in the form of 456,161 additional shares issued to existing shareholders. These issuances of new shares had a negative impact on the Company's earnings per share because the weighted average shares outstanding increased 16.9% for the nine months ended October 31, 2005, compared to the nine months ended October 31, 2004.

Nonetheless, earnings were $0.93 per basic and diluted share for the nine months ended October 31, 2005, compared to $0.88 per basic and diluted share for the nine months ended October 31, 2004, while net income increased $0.92 million, or 24.4%, to $4.7 million for the nine months ended October 31, 2005 from $3.8 million for the nine months ended October 31, 2004.

Earnings were $0.26 per basic and diluted share for the three months ended October 31, 2005, compared to $0.24 per basic and diluted share for the three months ended October 31, 2004.

Thus, our dollar net income increased by 10.3% or $0.12 million to $1.31 million for the three months ended October 31, 2005 from $1.19 million for the three months ended October 31, 2004.

On October 31, 2005, the Company's balance sheet included total assets of $73.7 million, cash of $4.4 million, working capital of $59.6 million, bank debt of $8.4 million and stockholders' equity of $59.1 million or $11.79 per share of book value.

Our new Indian Company which will manufacture nitrile and latex supported and unsupported gloves seems to be working well as sales orders being received are in line with our sales projections for the fourth quarter ended January 31, 2006.

While our third quarter was better than last year's third quarter, management expects an exceptionally strong fourth quarter. November sales were up significantly, and Chemical Suit sales (which have lately been soft) in particular were strong in November. We built up inventories significantly in September, October, and November in anticipation of material and garment price increases which did indeed take effect in late November.

Therefore, our margins in Q4 and well into FY 07 should reflect the benefits of this very large accumulation of inventory at significantly lower costs than are prevalent in the market today. Therefore, management is comfortable with the analyst consensus earnings estimate of $1.30 for FY 06.

Lakeland will host a conference call at 9:00 AM (EST) on December 12, 2005 to discuss the Company's third quarter results. The call will be hosted by Christopher J. Ryan, Lakeland's President and CEO. Investors can listen to the call by dialing 800-370-0898 (Domestic) or 973-409-9260 (International). For a replay of this call, dial 877-519-4471 (Domestic) or 973-341-3080
(International) and give the Pass Code of 6806512.


About Lakeland Industries, Inc.:
Lakeland is among one of the leading companies designing and manufacturing protective garments for industry, municipalities, and the burgeoning homeland security field. Lakeland Industries' products have established and maintained their global reputation for overall quality. Indeed, our products have long been recognized as the field's gold standard for quality - that essential, expected and deserved constituent of any protective wear.

For more information concerning Lakeland, please visit us at: www.lakeland.com
                                                              ----------------

Contact:
Lakeland Industries     Chris Ryan, (631) 981-9700, chrisr@lakeland-ind.com
                                                    -----------------------
                        Gary Pokrassa, (631) 981-9700, garyp@lakeland-ind.com.
                                                       ----------------------

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland's expectations of sources or uses for capital or which express the Company's expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland's future results will not be materially different from those described herein as "believed," "projected", "planned", "intended", "anticipated," "estimated" or "expected," which words reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events conditions or circumstances on which such statement is based.

                   LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)


                                         Three Months Ended             Nine Months Ended
                                            October 31,                    October 31,
                                        2005           2004            2005           2004
                                        ----           ----            ----           ----
Net sales                            $    22,717    $    22,416    $    73,515    $    72,099

Cost of goods sold                        17,034         17,491         55,870         56,333
                                     -----------    -----------    -----------    -----------

Gross profit                               5,683          4,925         17,645         15,766

Operating expenses                         3,653          2,923         10,862          9,501
                                     -----------    -----------    -----------    -----------

Operating profit                           2,030          2,002          6,783          6,265

Other income, net                             47             15            136             26

Interest expense                             (39)            (1)           (43)          (207)
                                     -----------    -----------    -----------    -----------

Income before minority interest            2,038          2,016          6,876          6,084

Minority interest in net income of
variable interest entities                    --            127             --            422
                                     -----------    -----------    -----------    -----------

Income before income taxes                 2,038          1,889          6,876          5,662

Provision for income taxes                   725            699          2,202          1,904
                                     -----------    -----------    -----------    -----------

Net income                           $     1,313    $     1,190    $     4,674    $     3,758
                                     ===========    ===========    ===========    ===========

Net income per common share*:
    Basic                            $      0.26    $      0.24    $      0.93    $      0.88
                                     ===========    ===========    ===========    ===========
    Diluted                          $      0.26    $      0.24    $      0.93    $      0.88
                                     ===========    ===========    ===========    ===========

Weighted average common
shares outstanding*:
    Basic                              5,017,046      5,016,974      5,017,046      4,289,925
                                     ===========    ===========    ===========    ===========

    Diluted                            5,021,917      5,018,680      5,021,484      4,294,410
                                     ===========    ===========    ===========    ===========

* Adjusted for the 10% stock dividend to shareholders of record on April 30, 2005 and reflects 1,280,750 shares offered to the public in June and July 2004.

                LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                      October 31,   January 31,
                                                          2005          2005

ASSETS

Current assets:
Cash and cash equivalents                              $    4,423   $    9,185
Accounts receivable, net                                   12,875       13,117
Inventories                                                46,082       30,906
Deferred income taxes                                         961          961
Other current assets                                          785          959
                                                       ----------   ----------
    Total current assets                                   65,126       55,128

Property and equipment, net                                 7,429        5,014
Other assets                                                1,133          171
                                                       ----------   ----------
                                                       $   73,688   $   60,313
                                                       ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable                                       $    4,100   $    2,710
Accrued expenses and other current liabilities              1,427        1,442
                                                       ----------   ----------
    Total current liabilities                               5,527        4,152

Other long-term liabilities                                   533          495
Deferred income taxes                                          86           86
Minority interest in Variable Interest Entities                --        1,113
Revolving Credit Outstanding                                8,401           --

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 par; authorized
    1,500,000 shares (none issued)
Common stock, $0.01 par; authorized
    10,000,000 shares; issued and outstanding
    5,017,046 and 4,560,885 shares at October
    31, 2005 and at January 31, 2005, respectively             50           46
Additional paid-in capital                                 42,431       36,273
Retained earnings                                          16,660       18,148
                                                       ----------   ----------
    Total stockholders' equity                             59,141       54,467
                                                       ----------   ----------
                                                       $   73,688   $   60,313
                                                       ==========   ==========